EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact: Richard B. Hurd
Telephone: (414) 235-5207

1895 Bancorp of Wisconsin, Inc., Greenfield, Wisconsin
Announces Financial Results for the Quarter Ended March 31, 2022

Greenfield, Wisconsin – May 11, 2022 - 1895 Bancorp of Wisconsin, Inc., (NASDAQ: BCOW) (the “Company”), the holding company for PyraMax Bank, today announced unaudited financial results for the quarter ended March 31, 2022.

Financial Summary

Net Income.  The Company recorded a net loss of $55,000 for the three months ended March 31, 2022, a decrease of $576,000 from net income of $521,000 recorded for the three months ended March 31, 2021. This decrease was primarily due to a $1.2 million decrease in non-interest income, which was partially offset by a $279,000 increase in net interest income after provision for loan losses, a $221,000 decrease in income tax expense and a $143,000 decrease in non-interest expense.

Net Interest Income.  Net interest income increased $384,000, or 12.2%, to $3.5 million for the three months ended March 31, 2022, from $3.2 million for the three months ended March 31, 2021. This increase was due to a $269,000 increase in interest income and a $115,000 decrease in interest expense.  Our net interest rate spread increased 18 basis points to 2.71% for the three months ended March 31, 2022, from 2.53% for the three months ended March 31, 2021. Our net interest margin also increased 18 basis points to 2.85% from 2.67% over the same period.

Interest and Dividend Income.  Interest and dividend income increased $269,000, or 7.4%, to $3.9 million for the three months ended March 31, 2022, from $3.6 million for the three months ended March 31, 2021. The increase was due primarily to an increase in interest earned on taxable securities, which increased $281,000, or 105.2% from $267,000 in the first quarter of 2021 to $548,000 in the first quarter of 2022.  This increase was primarily due to the Company’s strategy to deploy excess liquidity into securities, which resulted in the average outstanding balance of securities increasing $73.7 million, or 122.2%, from $60.3 million for the first quarter of 2021 to $134.0 million for the first quarter of 2022.

Interest Expense.  Interest expense decreased $115,000, or 25.2%, to $341,000 for the three months ended March 31, 2022, from $456,000 for the three months ended March 31, 2021.  This decrease was primarily due to a decline in the cost of our interest-bearing deposits, which decreased 13 basis points from 0.37% for the first quarter of 2021 to 0.24% for the first quarter of 2022.  This decline was primarily due to the continued low interest rate environment.

Provision for Loan Losses.  Provision for loan losses for the three months ended March 31, 2022 was $105,000 compared to zero for the three months ended March 31, 2021.

Non-interest Income.  Non-interest income decreased $1.2 million, or 75.7%, to $391,000 for the three months ended March 31, 2022, from $1.6 million for the three months ended March 31, 2021.  The decrease was primarily the result of a $489,000 decrease in net gain on sale of loans, a $397,000 decrease in loan servicing fees and a $341,000 decline in the market value of marketable equity securities.  The decrease in the net gain on sale of loans was primarily due to the decrease in the sale of mortgage loans held for sale, which decreased $33.6 million, from $40.4 million in the first quarter of 2021 to $6.8 million in the first quarter of 2022.   The reduction in loan servicing fees was primarily the result of a

$369,000 decrease in the valuation allowance for our mortgage servicing rights during the first quarter of 2021.  The decrease in the market value of marketable equity securities was due to a decrease in the market value of mutual funds held in our deferred compensation plan.

Non-interest Expense.  Non-interest expense decreased $143,000, or 3.5%, to $3.9 million for the three months ended March 31, 2022 from $4.1 million for the three months ended March 31, 2021.  This decrease was primarily due to a $170,000 decrease in salaries and employee benefits.  The decrease in salaries and benefits was due primarily to a $341,000 decrease in the market value of mutual funds held in our deferred compensation plan, offset by $197,000 increase in the accrual for discretionary bonus expense.

Total Assets.  Total assets increased $6.7 million, or 1.2%, to $546.3 million at March 31, 2022 from $539.6 million at December 31, 2021. This increase was primarily due to a $20.3 million increase in available-for-sale securities and a $3.0 million increase in other assets, offset by a $16.2 million decrease in cash and cash equivalents.

Cash and Cash Equivalents.  Cash and cash equivalents decreased $16.2 million, or 24.3%, to $50.6 million at March 31, 2022 from $66.8 million at December 31, 2021. This decrease was primarily due to the purchase of $31.2 million in available-for-sale securities, $7.0 million in principal payments on FHLB advances and $6.5 million in originations of mortgage loans held for sale, partially offset by $10.0 million from the issuance of an FHLB advance, $6.8 million from the sale of mortgage loans held for sale, a $6.5 increase in deposits and $3.7 million from maturities, prepayments and calls of available-for-sale securities.

Available-for-Sale Securities.  Available for sale securities increased $20.3 million, or 18.0%, to $132.7 million at March 31, 2022, from $112.4 million at December 31, 2021. The increase was primarily due to purchases of securities totaling $31.2 million during the three months ended March 31, 2022, partially offset by maturities, prepayments and calls of securities totaling $3.7 million and a reduction in the unrealized gain held within the portfolio of $7.1 million.  The purchases consisted primarily of government-sponsored mortgage-backed securities, which increased $12.4 million and U.S. Treasury notes, which increased $8.5 million.

Net Loans.  Net loans decreased $103,000, to $323.7 million at March 31, 2022, from $323.8 million at December 31, 2021.

Deposits.  Deposits increased $6.5 million, or 1.7%, to $391.0 million at March 31, 2022, from $384.5 million at December 31, 2021.

Borrowings.  Borrowings, consisting entirely of FHLB advances, increased $3.0 million, or 5.4%, to $58.4 million at March 31, 2022, from $55.4 million at December 31, 2021. The increase was due to an advance of $10.0 million borrowed during the quarter ended March 31, 2022, offset by maturities and principal repayments on existing advances of $7.0 million.

Total Stockholders’ Equity.  Total stockholders’ equity decreased $5.7 million to $85.2 million at March 31, 2022, from $90.9 million at December 31, 2021. The decrease was primarily due to a $7.1 million increase in the gross unrealized losses on available-for-sale securities, which net of taxes, resulted in a $5.2 million decrease in stockholders’ equity.

About 1895 Bancorp of Wisconsin, Inc.

1895 Bancorp of Wisconsin, Inc. is the savings and loan holding company for PyraMax Bank.  The Company’s stock trades on the NASDAQ Capital Market under the symbol “BCOW”.  PyraMax Bank was established in 1895 as South Milwaukee Savings and Loan Association and has operated in the Milwaukee, Wisconsin market since that time.  PyraMax Bank is a full-service stock savings bank with its corporate office in Greenfield, Wisconsin, servicing customers in Milwaukee, Waukesha and Ozaukee counties through our six banking offices.

Forward-Looking Statements
This release may contain certain “forward-looking statements” that represent 1895 Bancorp of Wisconsin, Inc.’s current expectations or beliefs concerning future events.  Forward-looking statements can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “target” and words of similar meaning.  Forward-looking statements are subject to numerous risks and uncertainties, as described in the “Risk Factors” disclosures included in our Registration Statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 3, 2021, as supplemented in our subsequent Quarterly Reports on Form 10-Q and other reports that we file with the SEC.  Our SEC filings are available free of charge at www.sec.gov. Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by 1895 Bancorp of Wisconsin, Inc. or on its behalf.  1895 Bancorp of Wisconsin, Inc. disclaims any obligation to update such forward-looking statements.

1895 BANCORP OF WISCONSIN, INC.
Condensed Consolidated Balance Sheets -Unaudited
(In thousands)

	3/31/2022	3/31/2021
Assets
Cash and cash equivalents	$ 50,586	$ 83,481
Available for sale securities, stated at fair value	132,722	67,940
Loans, held for sale	944	2,828
Loans	326,703	330,264
Allowance for loan losses	3,017	2,699
Net loans	323,686	327,565
Other assets	38,347	35,302
TOTAL ASSETS	$ 546,285	$ 517,116

Liabilities and Stockholders' Equity
Deposits	$ 390,953	$ 377,658
FHLB advances	58,449	67,912
Other liabilities	11,681	11,547
Total Liabilities	461,083	457,117

Stockholders' Equity	85,202	59,999
Total Liabilities and Stockholders' Equity	$ 546,285	$ 517,116

Selected Asset Quality Data:
Nonaccrual to total loans	0.29%	0.38%
ALLL to total loans (Excluding Loans held for sale)	0.93%	0.82%

1895 BANCORP OF WISCONSIN, INC.
Condensed Consolidated Statements of Operations-Unaudited
(In thousands, except share and per share data)

	Three months ended
	3/31/2022	3/31/2021
Total interest and dividend income	$ 3,886	$ 3,617
Total interest expense	341	456
Net interest income	3,545	3,161
Provision for loan losses	105	0
Net interest income after provision for loan losses	3,440	3,161
Noninterest income	391	1,610
Noninterest expense	3,946	4,089
(Loss) income before income taxes	(115)	682
Income tax expense	(60)	161
Net (loss) income	$ (55)	$ 521

(Loss) earnings per common share:
Basic (1)	$ (0.01)	$ 0.11
Diluted (1)	$ (0.01)	$ 0.11

Average common shares outstanding:
Basic (1)	5,873,964	4,588,688
Diluted (1)	5,873,964	4,697,342

Selected Ratios:
Net interest margin	2.85%	2.67%
Net interest spread	2.71%	2.53%

(1) Amounts related to periods prior to the date of Conversion (July 2021) have not been restated to give the retroactive recongnition to the exchange ratio applied in the Conversion (1.3163).